EXHIBIT 2.2

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), is made as of September 6, 2022, by and between Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee Co.”) and the Person set forth on Schedule A hereto (the “Stockholder”).

WHEREAS, as of the date hereof, the Stockholder is the holder of the number of shares (“Target Shares”) of Twin Vee Powercats, Inc., a Florida corporation (“Target”), set forth opposite the Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any Target Shares that are hereafter issued to or otherwise acquired, whether beneficially or of record, or owned by the Stockholder prior to the termination of this Agreement being referred to herein as the “Subject Shares”);

WHEREAS, Target and Twin Vee Co. propose to enter into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Plan of Merger”), which provide, among other things, for the merger of Target with and into Twin Vee Co., with Twin Vee Co. continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions set forth in the Plan of Merger (Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan of Merger); and

WHEREAS, as a condition to its willingness to enter into the Plan of Merger, Twin Vee Co. has required that the Stockholder, and as an inducement and in consideration therefor, the Stockholder (in the Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

The Stockholder hereby covenants and agrees that:

1.1.       Voting of Subject Shares. From and after the date hereof, at every meeting of the holders of Target Shares (the “Target Stockholders”), however called, and at every adjournment or postponement thereof (or pursuant to a written consent if the Target Stockholders act by written consent in lieu of a meeting), the Stockholder shall, or shall cause the holder of record on any applicable record date to, be present (in person or by proxy) and to vote the Subject Shares (a) adopting the Plan of Merger, approving the Merger, and the other actions contemplated by the Plan of Merger and (b) against any Acquisition Proposal. The Stockholder shall retain at all times the right to vote the Subject Shares in Stockholder’s sole discretion and without any other limitation on those matters other than those set forth in this Section 1.1 that are at any time or from time to time presented for consideration to the Target Stockholders.

1.2.        No Inconsistent Arrangements. Except as provided hereunder or under the Plan of Merger, the Stockholder shall not, directly or indirectly, (a) create any encumbrance other than restrictions imposed pursuant to this Agreement on any Subject Shares, (b) transfer, sell, assign, gift or otherwise dispose of (collectively, “Transfer”), or enter into any contract with respect to any Transfer of the Subject Shares or any interest therein, (c) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to the Subject Shares, (d) deposit or permit the deposit of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares, or (e) take any action that, to the knowledge of the Stockholder, would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect, or have the effect of preventing the Stockholder from performing the Stockholder’s obligations hereunder. Notwithstanding the foregoing, (i) the Stockholder may (A) make transfers of the Subject Shares as charitable gifts or donations, (B) make transfers or dispositions of the Subject Shares to any member of the immediate family of the Stockholders or to any trust for the direct or indirect benefit of the Stockholder or the immediate family of the Stockholder, (C) make transfers or dispositions of the Subject Shares by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the Stockholder, (D) make transfers of the Subject Shares to stockholders, direct or indirect affiliates (within the meaning set forth in Rule 405 under the Securities Act of 1933, as amended), current or former partners (general or limited), members or managers of the Stockholder, as applicable, or to the estates of any such stockholders, affiliates, partners, members or managers, or to another corporation, partnership, limited liability company or other business entity that controls, is controlled by or is under common control with the Stockholder, (E) make transfers that occur by operation of law pursuant to a qualified domestic relations order or in connection with a divorce settlement, (F) make transfers or dispositions not involving a change in beneficial ownership, and (G) if the Stockholder is a trust, make transfers or dispositions to any beneficiary of the Stockholder or the estate of any such beneficiary; provided that, in each case, the transferee agrees in writing to be bound by the terms and conditions of this Agreement and either the Stockholder or the transferee provides Twin Vee Co. with a copy of such agreement promptly upon consummation of any such Transfer and (ii) the Stockholder may take all actions reasonably necessary to consummate the Merger. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

1.3.        No Exercise of Appraisal Rights; Waivers. In connection with the Merger, the Stockholder hereby expressly (a) waives, to the extent permitted under applicable law, the applicability of the provisions for dissenters’ or appraisal rights set forth in the Florida Business Corporation Act (or any other similar applicable law), with respect to any Subject Shares, (b) agrees that the Stockholder will not, under any circumstances in connection with the Merger, exercise any dissenters’ or appraisal rights in respect of any Subject Shares, and (c) agrees that the Stockholder will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental body, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Stockholder, or the approval of the Plan of Merger by the Target Board of Directors, breaches any fiduciary duty of the Target Board of Directors or any member thereof; provided, that the Stockholder may defend against, contest or settle any such action, claim, suit or cause of action brought against the Stockholder that relates solely to the Stockholder’s capacity as a director, officer or securityholder of Target.

1.4.        Documentation and Information. The Stockholder shall permit and hereby authorizes Target and Twin Vee Co. to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Target or Twin Vee Co. reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Plan of Merger, the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments and obligations under this Agreement. Target is an intended third-party beneficiary of this Section 1.4.

1.5.        Irrevocable Proxy. The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that the Stockholder has heretofore granted with respect to the Subject Shares. The Stockholder hereby irrevocably appoints Twin Vee Co. as attorney-in-fact and proxy for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to: (a) attend any and all meetings of Target Stockholders, (b) vote, express consent or dissent or issue instructions to the record holder to vote the Subject Shares in accordance with the provisions of Section 1.1 at any and all meetings of Target Stockholders or in connection with any action sought to be taken by written consent of Target Stockholders without a meeting and (c) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 1.1, all written consents with respect to the Subject Shares at any and all meetings of Target Stockholders or in connection with any action sought to be taken by written consent of Target Stockholders without a meeting. Twin Vee Co. agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder, as applicable) until the termination of the Plan of Merger and shall not be terminated by operation of law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. The Stockholder authorizes such attorney and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of Target. The Stockholder hereby affirms that the proxy set forth in this Section 1.5 is given in connection with and granted in consideration of and as an inducement to Twin Vee Co. to enter into the Plan of Merger and that such proxy is given to secure the obligations of the Stockholder under Section 1.1. The proxy set forth in this Section 1.5 is executed and intended to be irrevocable, subject, however, to its automatic termination upon the termination of this Agreement pursuant to Section 4.2. With respect to any Subject Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder (other than shares beneficially owned by the Stockholder that are held in the name of a bank, broker or nominee), the Stockholder shall take all action necessary to cause the record holder of such Subject Shares to grant the irrevocable proxy and take all other actions provided for in this Section 1.5 with respect to such Subject Shares.

1.6.        No Solicitation of Transactions. Subject to Sections 4.5, 5.2 and 5.3 of the Plan of Merger, as applicable, the Stockholder shall not knowingly, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate, respond to or take any action knowingly to facilitate or encourage any inquiries or the communication, making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal; (iii) furnish any information regarding such Party to any Person in connection with, in response to, relating to or for the purpose of assisting with or facilitating an Acquisition Proposal; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any Acquisition Proposal; or (vi) grant any waiver or release under any confidentiality, standstill or similar agreement. The Stockholder hereby represents and warrants that the Stockholder has read Section 5.5 (No Solicitation) of the Plan of Merger and agrees not to engage in any actions prohibited thereby.

1.7.        No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in Twin Vee Co. any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares will remain and belong to the Stockholder, and Twin Vee Co. will have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Target or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided herein with respect to the Subject Shares and except as otherwise expressly provided in the Plan of Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder represents and warrants to Twin Vee Co. that:

2.1.        Organization; Authorization; Binding Agreement. The Stockholder, if not a natural person, is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. The Stockholder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a legal, valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) laws of general application relating to bankruptcy, insolvency, the relief of debtors, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights (the “Enforceability Exceptions”).

2.2.        Ownership of Subject Shares; Total Shares. The Stockholder is the record or beneficial owner of the Subject Shares and has good and marketable title to the Subject Shares free and clear of any Encumbrances (including any restriction on the right to vote or otherwise transfer the Subject Shares), except (a) as provided hereunder, (b) pursuant to any applicable restrictions on transfer under the Securities Act, (c) subject to any risk of forfeiture with respect to any Target Shares granted to the Stockholder under an employee benefit plan of Target and (d) as provided in the bylaws of Target. The Subject Shares listed on Schedule A opposite the Stockholder’s name constitute all of the Target Shares owned by the Stockholder as of the date hereof. No person has any contractual or other right or obligation to purchase or otherwise acquire any of the Subject Shares. For purposes of this Agreement “Beneficial Ownership” shall be interpreted as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining Beneficial Ownership, a person shall be deemed to be the Beneficial Owner of any securities that may be acquired by such person pursuant to any contract or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

2.3.        Voting Power. The Stockholder has full voting power, with respect to the Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case, with respect to all of the Subject Shares. None of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of the Subject Shares, except as provided hereunder.

2.4.        Reliance. The Stockholder has had the opportunity to review the Plan of Merger and this Agreement with counsel of the Stockholder’s own choosing. The Stockholder understands and acknowledges that Twin Vee Co. is entering into the Plan of Merger in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

2.5.        Absence of Litigation. With respect to the Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Stockholder, threatened in writing against, the Stockholder or any of the Stockholder’s properties or assets (including the Subject Shares) that could reasonably be expected to prevent, delay or impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby.

2.6.        Non-Contravention. The execution and delivery of this Agreement by the Stockholder and the performance of the transactions contemplated by this Agreement by the Stockholder does not and will not violate, conflict with, or result in a breach of (a) any applicable law or any injunction, judgment, order, decree, ruling, charge, or other restriction of any governmental body to which the Stockholder is subject; or (b) any contract to which the Stockholder is a party or is bound or to which the Subject Shares are subject.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TWIN VEE CO.

Twin Vee Co. represents and warrants to the Stockholder that:

3.1.        Organization; Authorization. Twin Vee Co. is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The consummation of the transactions contemplated hereby is within Twin Vee Co.’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Twin Vee Co.. Twin Vee Co. has full power and authority to execute, deliver and perform this Agreement.

3.2.        Binding Agreement. This Agreement has been duly authorized, executed and delivered by Twin Vee Co. and constitutes a valid and binding obligation of Twin Vee Co. enforceable against Twin Vee Co. in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV

MISCELLANEOUS

4.1.        Notices. All notices, requests and other communications to either party hereunder shall be in writing (including facsimile transmission or electronic mail) and shall be given, (a) if to Twin Vee Co., in accordance with the provisions of the Plan of Merger and (b) if to the Stockholder, to the Stockholder’s address, electronic mail address or facsimile number set forth on a signature page hereto, or to such other address, electronic mail address or facsimile number as the Stockholder may hereafter specify in writing to Twin Vee Co..

4.2.        Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (a) the termination of the Plan of Merger in accordance with its terms and (b) the Effective Time. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 4.2 shall relieve either party from liability for any breach of this Agreement prior to termination hereof, and (ii) the provisions of this Article IV shall survive any termination of this Agreement.

4.3.        Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

4.4.        Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as set forth in Section 1.4, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. Neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto, except that Twin Vee Co. may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Twin Vee Co. of any of its obligations hereunder.

4.5.        Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery, or if such court does not have proper jurisdiction, then the federal courts located in the State of Delaware, and appellate courts therefrom (collectively, the “Delaware Courts”); and (b) each of the parties irrevocably waives the right to trial by jury.

4.6.        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in .PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

4.7. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof.

4.8.        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination will have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

4.9.        Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the parties hereto waives any bond, surety or other security that might be required of any other party with respect thereto.

4.10.       Construction.

(a)       For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)       The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)        As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)      Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles,” and “Schedules” are intended to refer to Sections or Articles of this Agreement and Schedules to this Agreement, respectively.

(e)       The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

4.11.       Further Assurances. Each of the parties hereto will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Legal Requirements to perform their respective obligations as expressly set forth under this Agreement.

4.12.       Capacity as Stockholder. The Stockholder signs this Agreement solely in the Stockholder’s capacity as a Stockholder of Target, and not in the Stockholder’s capacity as a director, officer or employee of Target or any of its Subsidiaries or in the Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director or officer of Target in the exercise of his or her fiduciary duties as a director or officer of Target or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director or officer of Target or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee or fiduciary.

4.13.        No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the board of directors of Target has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of Target’s organizational documents, the Merger, (b) the Plan of Merger are executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

TWIN VEE POWERCATS CO.

By:
Name:
Title:

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

STOCKHOLDER

(Print Name of Stockholder)

(Signature)

(Name and Title of Signatory, if Signing on Behalf of an Entity)

[Signature Page to Support Agreement]

Schedule A

Name of Stockholder	No. Shares